Exhibit 99.1

Alzamend Neuro Reports Second Quarter 2025 Financial Results and Provides Update on Clinical Programs

•	During the six months ended October 31, 2024, net cash provided by financing activities was $8.3 million
•	Stockholder equity of $3.8 million at October 31, 2024, including $4.1 million of cash
•	Strengthened balance sheet in preparation for five clinical trials to be initiated in 2025

ATLANTA, GA, December 12, 2024 -- Alzamend Neuro, Inc. (Nasdaq: ALZN) (“Alzamend”), a clinical-stage biopharmaceutical company, focused on developing novel products for the treatment of Alzheimer’s disease (“Alzheimer’s”), bipolar disorder (“BD”), major depressive disorder (“MDD”) and post-traumatic stress disorder (“PTSD”), reported its financial results for the second quarter ended October 31, 2024, which were disclosed on a quarterly report on Form 10-Q filed on December 11, 2024, with the Securities and Exchange Commission (the “Commission”). Alzamend has strengthened its financial foundation, reflecting a strategic focus on fiscal prudence and effective capital management. Key financial highlights include:

•	Net cash provided by financing activities of $8.3 million for the six months ended October 31, 2024;
•	Stockholder equity of $3.8 million at October 31, 2024, compared to a stockholder deficit of $2.6 million at April 30, 2024;
•	Cash of $4.1 million at October 31, 2024, compared to $0.4 million at April 30, 2024; and
•	Total liabilities of $1.3 million at October 31, 2024, compared to $3.2 million at April 30, 2024.

This year, Alzamend entered into a securities purchase agreement with an institutional investor to purchase up to $25 million of preferred stock and warrants over a two-year period. In addition, Alzamend entered into an at-the-market sales agreement, with the right of Alzamend to strategically sell up to $6.5 million of common stock at its option. Please see Alzamend’s Commission filings for additional information regarding these agreements and the terms of such financing transactions.

“These financing transactions have allowed us to greatly improve our financial situation” said Stephan Jackman, Chief Executive Officer of Alzamend. “In the first six months of this fiscal year, we have gone from a stockholder deficit to several million in stockholder equity, significantly reduced our outstanding liabilities and increased our cash on hand. These financial improvements allowed us to regain compliance with all applicable requirements for our stock to continue to be listed on Nasdaq and provides us with the capital in preparation of the upcoming clinical trials to be initiated in 2025.”

Strategic Clinical Advancements

Alzamend is developing innovative treatments for Alzheimer’s, BD, MDD and PTSD. Its leading drug candidate, AL001, utilizes a novel lithium-salicylate/L-proline ionic cocrystal to enhance the safety and efficacy of lithium therapy. This improved formulation has shown promise in preclinical studies, demonstrating higher lithium-brain concentrations with reduced toxicity compared to traditional treatments.

Following successful Phase I and IIA trials, AL001 is positioned for five Phase II trials in partnership with Massachusetts General Hospital in 2025. These trials aim to redefine lithium therapy across neurodegenerative and neuropsychiatric conditions by leveraging a lower-dose, high-efficacy approach anticipated to qualify for the U.S. Food and Administration 505(b)(2) approval pathway.

Alzamend’s secondary candidate, ALZN002, is an active immunotherapy aimed at strengthening the ability of a patient’s immunological system to combat Alzheimer’s. The Phase I/IIA trial assesses its safety and efficacy, with trial resumption planned for 2025 following re-engagement of a new clinical research organization.

“We are deeply grateful for the unwavering support of our stockholders and are steadfast in our commitment to maintaining transparency as we drive forward in our mission to deliver breakthrough therapies for the over 43 million Americans affected by Alzheimer’s, BD, MDD, and PTSD,” said Mr. Jackman. “While recent market fluctuations have challenged our stock performance, I am confident that our upcoming studies are set to significantly advance the healthcare industry and enhance stockholder value.”

About Alzamend Neuro

Alzamend Neuro is a clinical-stage biopharmaceutical company focused on developing novel products for the treatment of Alzheimer’s, BD, MDD and PTSD. Our mission is to rapidly develop and market safe and effective treatments. Our current pipeline consists of two novel therapeutic drug candidates, AL001 - a patented ionic cocrystal technology delivering lithium via a therapeutic combination of lithium, salicylate and L-proline, and ALZN002 - a patented method using a mutant-peptide sensitized cell as a cell-based therapeutic vaccine that seeks to restore the ability of a patient’s immunological system to combat Alzheimer’s. Both of our product candidates are licensed from the University of South Florida Research Foundation, Inc. pursuant to royalty-bearing exclusive worldwide licenses.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and Alzamend undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect Alzamend’s business and financial results are included in Alzamend’s filings with the U.S. Securities and Exchange Commission. All filings are available at www.sec.gov and on Alzamend’s website at www.Alzamend.com.

Contacts:

Email: Info@Alzamend.com or call: 1-844-722-6333